April 22, 2022

Wildermuth Fund

818 A1A Hwy N, Suite 301

Ponte Vedra Beach, Florida 32082

Ladies and Gentlemen:

We hereby consent to the use of our name and to the reference to our firm under the caption “Legal Counsel” in the Registration Statement for the Wildermuth Fund, a series of the Wildermuth Fund trust (the “Trust”) that is included in Post-Effective Amendment No. 12 to the Registration Statement under the Securities Act of 1933, as amended (No. 333-191152), and Amendment No. 15 to Registration Statement under the Investment Company Act of 1940, as amended (No. 811-22888), on Form N-1A of the Trust.

If you have any questions concerning the foregoing, please contact the undersigned at (949) 629-3928 or Karen.Aspinall@Practus.com.

Very truly yours,

/s/ Karen A. Aspinall
On behalf of Practus, LLP